Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:
Ken Christensen
(770) 243-8268

WELLS REIT II ANNOUNCES 2.5% ANNUALIZED DIVIDEND FOR 1Q 2004

ATLANTA (January 12, 2004) – Wells Real Estate Investment Trust II, Inc. (Wells REIT II) announces that its Board of Directors has declared dividends for the first quarter of 2004 in an amount equal to a 2.5% annualized percentage rate return on an investment of $10 per share. First quarter dividends are to be paid in March 2004, and are calculated on a daily record basis of $0.000683 per day, per share, payable to stockholders of record at the close of business on each day during the period.

The record dates for determining stockholders entitled to receive payment of a dividend will commence on the close of business on the date that Wells REIT II breaks the escrow account established in connection with the sale of shares in its initial public offering and will continue for each day thereafter through and including March 15, 2004. As of January 9, 2004, Wells REIT II had received checks in an amount sufficient to break escrow upon the clearing of the funds, which we expect to occur this week.

“We’re very pleased to provide a dividend on Wells REIT II, our newest real estate investment product,” said Leo F. Wells III, president and founder of Wells REIT II. “With this REIT we intend to continue acquiring high-quality properties and securing long-term leases with creditworthy tenants so that we can continue to provide our REIT investors with solid dividend income.”

On December 2, 2003, Wells announced the launch of Wells REIT II. The initial offering is for up to 600 million shares of common stock priced at $10.00 per share (with discounts available for certain categories of investors) and also offers up to 185 million shares of common stock at $9.55 per share under its dividend reinvestment plan. The launch of Wells REIT II follows the successful closing of the Wells REIT to new investors. As of December 31, 2003, all of the funds raised for the Wells REIT were fully invested. Since the Wells REIT was launched in 1998, more than 117,000 investors have invested in the Wells REIT, which raised more than $4 billion in equity.

Wells Real Estate Funds is an Atlanta-based national real estate investment firm that manages existing Class-A office and industrial properties, as well as corporate sale/leasebacks and build-to-suit projects, leased long-term to creditworthy tenants and professional services firms including NASA, Aon, IBM, and Citicorp. In its investment products – the Wells REIT II, the Wells REIT, the Wells S&P REIT Index Fund, and the Wells limited partnerships – Wells manages more than $5 billion in investments for more than 150,000 investors nationwide. Wells is online at www.wellsref.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussions regarding Wells’ use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. This is neither an offer nor a solicitation to purchase securities. Such an offer can be made only by prospectus. To obtain a prospectus, please contact Wells Investment Securities, Inc., at 6200 The Corners Parkway, Norcross, Georgia 30092 (tel. 800-448-1010). No sale may be made in any State where an offer or sale would be unlawful before effective local registration.

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